EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES THIRD QUARTER LOSS

High fuel prices and Hurricane Ike hampered quarterly results; company modifies Boeing delivery schedule

HOUSTON, Oct. 16, 2008 - Continental Airlines (NYSE: CAL) today reported a third quarter 2008 net loss of $236 million ($2.14 diluted loss per share). Excluding $91 million of previously announced special items, Continental recorded a net loss of $145 million ($1.32 diluted loss per share).

High fuel prices continued to negatively impact results during the quarter. Gulf Coast jet fuel averaged $3.49 per gallon during the third quarter compared to $2.16 per gallon for the same period in 2007, with Gulf Coast jet fuel closing prices peaking at $4.21 per gallon during the quarter. Mainline fuel costs increased $606 million in the third quarter compared to the same period of 2007.

"My co-workers did a great job working through significant operational challenges this past quarter," said Larry Kellner, Continental's chairman and chief executive officer. "Despite several severe storms, including Hurricane Ike, affecting both our employees' personal lives and our operations, we worked together to deliver a superb product."

As previously reported, Continental estimates that the adverse impact of Hurricane Ike on operating results in the third quarter of 2008 was approximately $50 million.

Third Quarter Revenue and Capacity

Total revenue for the quarter was $4.2 billion, an increase of 8.8 percent ($336 million) over the same period in 2007. Passenger revenue for the quarter grew 7.1 percent ($249 million) compared to the third quarter of last year, and includes a $27 million increase in revenue related to a reduction in the company's frequent flyer liability.

"We had solid revenue performance in an exceedingly difficult operating environment," said Jeff Smisek, Continental's president and chief operating officer. "Despite four hurricanes and two tropical storms, our team took care of our customers and delivered on the revenue."

Consolidated revenue passenger miles (RPMs) for the quarter decreased 2.3 percent year-over-year on a slight decrease in capacity of 0.1 percent, resulting in a third quarter consolidated load factor of 82.0 percent, 1.8 points below the third quarter record set in 2007.

Consolidated yield for the quarter increased 9.6 percent year-over-year. Consolidated passenger revenue per available seat mile (RASM) for the quarter increased 7.3 percent year-over-year due to increased yields.

Mainline RPMs in the third quarter of 2008 decreased 2.5 percent compared to the third quarter 2007, on a capacity decrease of 0.9 percent. Mainline load factor for the quarter was 82.9 percent, down 1.4 points year-over-year. Mainline yield for the quarter increased 9.8 percent over the same period in 2007. As a result, third quarter 2008 mainline RASM was up 8.0 percent over the third quarter of 2007. The company's domestic mainline capacity for September 2008 was down 13.4 percent compared to September 2007 due to previously announced capacity cuts and Hurricane Ike.

Passenger revenue for the third quarter of 2008 and period-to-period comparisons of related statistics by geographic region for the company's mainline operations and regional operations are as follows:

	Passenger Revenue (in millions)	Percentage Increase (Decrease) in Third Quarter 2008 vs. Third Quarter 2007
		Passenger Revenue	RASM	ASMs

Domestic	$1,482	2.4%	6.8%	(4.2)%
Trans-Atlantic	917	13.4%	6.0%	7.0%
Latin America	465	15.7%	14.9%	0.7%
Pacific	282	0.6%	8.6%	(7.4)%
Total Mainline	$3,146	7.1%	8.0%	(0.9)%

Regional	$ 614	7.2%	0.9%	6.2%

Consolidated	$3,760	7.1%	7.3%	(0.1)%

Third Quarter Operational Accomplishments

During the quarter, Continental recorded a U.S. Department of Transportation (DOT) on-time arrival rate of 77.0 percent and a systemwide mainline segment completion factor of 97.9 percent (99.2 percent excluding cancellations caused by Hurricane Ike). Severe weather adversely impacted the company's employees and operations throughout the quarter including hurricanes Dolly, Hanna, Gustav and Ike and tropical storms Edouard and Fay. Continental was forced to suspend operations at Houston, its largest hub, for two-and-a-half days in September due to Hurricane Ike.

Despite severe weather, Continental employees earned $6 million in cash incentives for monthly on-time performance during the quarter. Employees receive $65 when Continental's on-time performance finishes in the top three of the network carriers as reported by the DOT ($100 for placing first) or when the company's on-time performance exceeds 80 percent for the month.

In July, Continental filed an application with the DOT to join United, Lufthansa, Air Canada and certain other Star Alliance members in an antitrust immunized alliance. Approval by the DOT will enable Continental, United and the other immunized Star Alliance carriers to work closely together to deliver highly competitive international flight schedules, fares and service.

Continental unveiled new 180-degree lie-flat seats for the BusinessFirst cabin. Customers will begin seeing lie-flats seats on Continental's Boeing 777 and 757-200 aircraft that serve long-haul international routes in the fall of 2009, with installation on 12 of its 767-400 aircraft (which will also receive audio video on demand entertainment systems) beginning in 2010, and on its Boeing 787 fleet as the aircraft are delivered to Continental.

During the quarter, Continental announced that its daily nonstop flights between its New York hub at Newark Liberty International Airport and Shanghai, China will begin on March 25, 2009, subject to government approval.

In addition, the company announced a third daily nonstop flight between New York and London's Heathrow Airport, effective Oct. 25. On the same date, it will discontinue flights to London/Gatwick Airport from both New York and Houston. Continental will continue to operate two daily flights from Houston to Heathrow in addition to the three daily flights from Liberty to Heathrow. The carrier also announced new nonstop seasonal service between Houston and Rio de Janeiro beginning on Dec. 17.

Third Quarter Costs

Due to significantly higher jet fuel costs, Continental's mainline cost per available seat mile (CASM) increased 21.6 percent (down 2.8 percent holding fuel rate constant and excluding special charges) in the third quarter compared to the same period last year. Mainline fuel costs increased 67.7 percent ($606 million) in the third quarter compared to the same period of 2007. The total year-over-year impact of higher fuel costs for the third quarter was $736 million, including $130 million of increased fuel costs that were included as part of the company's regional capacity purchase cost, accounting for the majority of the company's increase in operating expenses compared to the third quarter of 2007.

"The Continental team did a great job containing costs within our control," said Zane Rowe, executive vice president and chief financial officer. "However, during the quarter, the high cost of fuel continued to be a challenge, outpacing strong revenue gains."

For the quarter, Continental recognized $63 million in fuel hedging losses. For the nine months ended Sept. 30, 2008, the company recognized $78 million in fuel hedging gains.

Fleet Changes Improve Efficiency

Continental's young, fuel efficient fleet provides a natural hedge against rising jet fuel costs. The carrier is approximately 35 percent more fuel efficient per mainline revenue passenger mile than it was in 1997.

The company continued to improve fuel efficiency by adding modern, fuel efficient aircraft to its fleet and installing winglets on additional aircraft. The company took delivery of two new Boeing 737-900ER and three new Boeing 737-800 aircraft during the quarter and an additional 737-800 in October.

During the quarter, Continental installed winglets on nine of the company's 737-500s and three 737-900 aircraft, and now has winglets on over 250 of its mainline aircraft. All of the company's 737-700s, 800s, 900s and 757-200s have winglets, as do select aircraft from Continental's 737-300 and -500 series fleets. Winglets increase aerodynamic efficiency and decrease drag, reducing fuel consumption and emissions by up to five percent.

Rescheduled Aircraft Deliveries

In October, Continental rescheduled to 2010 two Boeing 777s originally scheduled for delivery in 2009. In addition, Continental reached an agreement in principle with Boeing to reschedule 16 narrowbody aircraft which were originally scheduled for delivery in 2009 and 2010.  These aircraft have been rescheduled to deliver in 2011 and beyond.   As a result of these changes, in 2009, Continental is scheduled to take delivery of 14 Boeing 737 aircraft and in 2010, to take delivery of 12 Boeing 737, two Boeing 777 and two Boeing 787 aircraft. As part of the agreement in principle, Continental arranged to have backstop financing available for all of the 14 remaining aircraft scheduled for delivery in 2009 (excluding any 2008 scheduled deliveries delayed pending resolution of the Boeing strike, all of which have committed financing). Continental has also agreed in principal to terms under which it would lease up to four additional 757-300 aircraft from Boeing Capital Corporation. Boeing has until Dec. 31, 2008, to decide to lease these aircraft to Continental. If these leases are entered into, Continental expects that the 757-300s would be placed in service between late 2009 and early 2010.

Other Matters

Continental ended the third quarter with approximately $2.9 billion in unrestricted cash, cash equivalents and short-term investments. This balance includes $125 million of student loan-related auction rate securities which have been reclassified from long-term to short-term investments. The company also has $130 million of student loan-related auction rate securities that remain classified as long-term investments.

Continental contributed $18 million to its defined benefit pension plans during the third quarter of 2008, bringing its year-to-date pension contributions to $102 million and satisfying the company's required minimum contributions for calendar year 2008.

Continental announced that approximately 90 percent of the 3,000 positions targeted for elimination as a result of capacity reductions were largely reduced through voluntary leaves, enhanced retirement windows, job sharing and other voluntary programs offered to co-workers. Approximately 300 management and clerical positions were eliminated through attrition and reductions-in-force.

Corporate Background

Continental Airlines is the world's fifth largest airline. Continental, together with Continental Express and Continental Connection, has more than 2,500 daily departures throughout the Americas, Europe and Asia, serving 134 domestic and 131 international destinations. More than 675 additional points are served via alliance partners.  With more than 43,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 69 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/About Continental /Investor Relations.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2007 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the company's high leverage, the significant cost of aircraft fuel, its transition to a new global alliance, delays in scheduled aircraft deliveries, its high labor and pension costs, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats, an economic downturn in the U.S. and global economies and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATEMENTS OF OPERATIONS

(In millions, except per share data) (Unaudited)
	Three Months Ended September 30,		% Increase (Decrease)	Nine Months Ended September 30,		% Increase (Decrease)
	2008	2007		2008	2007

Operating Revenue:
Passenger (excluding fees and taxes of $402, $399, $1,186 and $1,136)	$3,760	$3,511	7.1%	$10,633	$ 9,802	8.5%
Cargo	129	112	15.2%	383	328	16.8%
Other, net	267	197	35.5%	755	579	30.4%
	4,156	3,820	8.8%	11,771	10,709	9.9%

Operating Expenses:
Aircraft fuel and related taxes	1,501	895	67.7%	3,912	2,399	63.1%
Wages, salaries and related costs	765	836	(8.5)%	2,197	2,404	(8.6)%
Regional capacity purchase, net	553	446	24.0%	1,648	1,319	24.9%
Aircraft rentals	244	249	(2.0)%	736	745	(1.2)%
Landing fees and other rentals	225	209	7.7%	643	592	8.6%
Distribution costs	182	171	6.4%	558	508	9.8%
Maintenance, materials and repairs	152	166	(8.4)%	478	479	(0.2)%
Depreciation and amortization	112	106	5.7%	327	306	6.9%
Passenger services	113	105	7.6%	315	294	7.1%
Special charges (A)	91	12	NM	141	30	NM
Other	370	345	7.2%	1,105	1,027	7.6%
	4,308	3,540	21.7%	12,060	10,103	19.4%

Operating Income (Loss)	(152)	280	NM	(289)	606	NM

Nonoperating Income (Expense):
Interest expense	(93)	(96)	(3.1)%	(271)	(289)	(6.2)%
Interest capitalized	8	8	-	25	19	31.6%
Interest income	16	44	(63.6)%	56	121	(53.7)%
Income from other companies	2	3	(33.3)%	12	13	(7.7)%
Gain on sale of investments (A)	-	-	-	78	7	NM
Other, net (B)	(29)	2	NM	(30)	18	NM
	(96)	(39)	NM	(130)	(111)	17.1%

Income (Loss) before Income Taxes	(248)	241	NM	(419)	495	NM
Income Tax Benefit (Expense) (C)	12	-	NM	100	(4)	NM

Net Income (Loss)	$ (236)	$ 241	NM	$ (319)	$ 491	NM

Earnings (Loss) per Share:
Basic	$(2.14)	$ 2.47	NM	$ (3.11)	$ 5.08	NM
Diluted	$(2.14)	$ 2.15	NM	$ (3.11)	$ 4.42	NM

Shares used for Computation:
Basic	110	98	12.2%	103	97	6.2%
Diluted	110	114	(3.5)%	103	115	(10.4)%

  The company recorded special items for the three and nine months ended September 30, 2008 and 2007 as follows (in millions):
	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007

Severance	$ 33	$ -	$ 33	$ -
Aircraft related charges and gains (losses) on sales of aircraft	12	-	45	6
Unused facilities	11	-	14	-
Reimbursement to ExpressJet of costs related to capacity reductions	9	-	9	-
Route impairment and other	18	-	32	-
Pension settlement charges	8	12	8	24
Special charges	$ 91	$ 12	$ 141	$ 30

Gain on sale of Copa Holdings, S.A.	$ -	$ -	$ 78	$ -
Gain on sale of ExpressJet Holdings, Inc.	-	-	-	7
Gain on sale of investments	$ -	$ -	$ 78	$ 7

  Other, net includes a special loss of $29 million in the nine months ended September 30, 2008 associated with a write-down of student loan-related auction rate securities. Also included in other, net for the three months ended Sept. 30, 2008 and 2007 and the nine months ended Sept. 30, 2008 and 2007 are $(15) million, 2 million, $18 million and $13 million, respectively, of gains (losses) related to fuel hedge ineffectiveness.
  During the nine months ended September 30, 2008, the company recorded a non-cash income tax credit of $28 million resulting from higher utilization of net operating loss carryforwards than had previously been anticipated.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended September 30,		% Increase (Decrease)	Nine Months Ended September 30,		% Increase (Decrease)
	2008	2007		2008	2007

Mainline Operations:
Passengers (thousands)	12,518	13,286	(5.8)%	37,714	38,649	(2.4)%
Revenue passenger miles (millions)	22,318	22,883	(2.5)%	64,258	64,038	0.3%
Available seat miles (millions)	26,914	27,153	(0.9)%	79,124	77,691	1.8%
Cargo ton miles (millions)	245	250	(2.0)%	769	757	1.6%

Passenger load factor:
Mainline	82.9%	84.3%	(1.4) pts.	81.2%	82.4%	(1.2) pts.
Domestic	83.9%	85.9%	(2.0) pts.	83.5%	84.4%	(0.9) pts.
International	82.0%	82.5%	(0.5) pts.	78.9%	80.3%	(1.4) pts.

Passenger revenue per available seat mile (cents)	11.69	10.82	8.0%	11.13	10.49	6.1%
Total revenue per available seat mile (cents)	13.07	11.93	9.6%	12.51	11.66	7.3%
Average yield per revenue passenger mile (cents)	14.10	12.84	9.8%	13.71	12.73	7.7%

Cost per available seat mile (CASM) (cents) (A)	13.19	10.85	21.6%	12.49	10.75	16.2%
Special charges per available seat mile (cents)	0.30	0.05	NM	0.15	0.04	NM
CASM, holding fuel rate constant (cents) (A)	10.80	10.85	(0.5)%	10.57	10.75	(1.7)%

Average price per gallon of fuel, including fuel taxes (cents)	385.61	220.57	74.8%	337.67	206.60	63.4%
Fuel gallons consumed (millions)	389	406	(4.2)%	1,159	1,161	(0.2)%

Actual aircraft in fleet at end of period (B)	351	368	4.6%	351	368	4.6%
Average length of aircraft flight (miles)	1,533	1,488	3.0%	1,496	1,452	3.0%
Average daily utilization of each aircraft (hours)	11:21	11:52	(4.3)%	11:22	11:38	(2.3)%

Regional Operations: (C)
Passengers (thousands)	4,590	4,615	(0.5)%	13,795	13,549	1.8%
Revenue passenger miles (millions)	2,518	2,539	(0.8)%	7,604	7,457	2.0%
Available seat miles (millions)	3,390	3,193	6.2%	9,938	9,495	4.7%
Passenger load factor	74.3%	79.5%	(5.2) pts.	76.5%	78.5%	(2.0) pts.
Passenger revenue per available seat mile (cents)	18.12	17.95	0.9%	18.35	17.37	5.6%
Average yield per revenue passenger mile (cents)	24.39	22.57	8.1%	23.98	22.11	8.5%
Actual aircraft in fleet at end of period (D)	279	263	6.1%	279	263	6.1%

Consolidated Operations (Mainline and Regional):
Passengers (thousands)	17,108	17,901	(4.4)%	51,509	52,198	(1.3)%
Revenue passenger miles (millions)	24,836	25,422	(2.3)%	71,862	71,495	0.5%
Available seat miles (millions)	30,304	30,346	(0.1)%	89,062	87,186	2.2%
Passenger load factor	82.0%	83.8%	(1.8) pts.	80.7%	82.0%	(1.3) pts.
Passenger revenue per available seat mile (cents)	12.41	11.57	7.3%	11.94	11.24	6.2%
Average yield per revenue passenger mile (cents)	15.14	13.81	9.6%	14.80	13.71	8.0%

  Includes impact of special charges.

  Excludes 16 737-300 and 12 737-500 permanently and temporarily grounded, respectively, at Sept. 30, 2008.

  Consists of flights operated under capacity purchase agreements with Continental's regional carriers ExpressJet, Colgan, Chautauqua and CommutAir.

  Includes aircraft operated by all carriers under capacity purchase agreements but excludes any aircraft operated by ExpressJet outside the scope of the ExpressJet capacity purchase agreement. Excludes 30 EMB-135 aircraft temporarily grounded at Sept. 30, 2008.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Three Months Ended September 30, 2008
Net Income (Loss) (in millions)

Net income (loss)	$(236)

Special items:
Special charges, net of tax of $0	91

Net loss, excluding special items (A)	$(145)
Three Months Ended September 30, 2008
Earnings (Loss) per Share

Diluted earnings (loss) per share	$(2.14)

Special items:
Special charges, net of tax of $0	0.82

Diluted loss per share, excluding special items (A)	$(1.32)
	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
	2008	2007		2008	2007
CASM Mainline Operations (cents)

Cost per available seat mile (CASM)	$13.19	$10.85	21.6%	$12.49	$10.75	16.2%

Less: Current year fuel cost per available seat mile (B)	(5.58)	-	NM	(4.94)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (B)	3.19	-	NM	3.02	-	NM

CASM, holding fuel rate constant (A)	10.80	10.85	(0.5)%	10.57	10.75	(1.7)%

Less: Special charges	(0.30)	(0.05)	NM	(0.15)	(0.04)	NM

CASM, holding fuel rate constant and excluding special charges (A)	$10.50	$10.80	(2.8)%	$10.42	$10.71	(2.7)%

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company's control.

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